UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 7, 2008

CIB Marine Bancshares, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	000-24149	37-1203599
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

N27 W24025 Paul Court, Pewaukee, Wisconsin		53072
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	262-695-6010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously disclosed in its quarterly report on Form 10-Q for the first quarter of 2008 filed on May 14, 2008 and in Part II, Item 7 of its 2007 Form 10-K filed on April 1, 2008, CIB Marine has been developing and implementing a comprehensive capital plan to pursue the goals of bringing interest payments associated with certain trust preferred securities current as soon as possible, and maintaining well capitalized ratios at all of its subsidiary banks. As part of this capital plan, CIB Marine indicated that it intended to apply to the Wisconsin and Illinois banking regulators seeking permission to transfer a portion of its respective Wisconsin and Illinois bank subsidiaries’ permanent capital (in excess of amounts necessary to remain in compliance with regulatory "well-capitalized" guidelines) to CIB Marine. On July 7, 2008, CIB Marine received a letter from the Wisconsin Department of Financial Institutions – Division of Banking denying its request to reduce the permanent capital of Marine Bank, its wholly owned Wisconsin state-chartered subsidiary bank. Central Illinois Bank, CIB Marine’s wholly owned Illinois state-chartered subsidiary bank, is in the process of completing an application to its Illinois bank regulator. There is no assurance that any such application will be approved in whole or in part. In addition, CIB Marine continues to evaluate all strategic options, including the sale of CIB Marine in its entirety or any of its parts. However, executing a strategy to sell all or part of a bank holding company or a bank in the current economic and banking environment is expected to be challenging and would be subject to regulatory approval.

CIB Marine's SEC Filings may contain forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A. of CIB Marine's Annual Report on Form 10-K for the period ended December 31, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIB Marine Bancshares, Inc.

July 10, 2008	By:	John P. Hickey, Jr.

Name: John P. Hickey, Jr.
Title: President and CEO